Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

Northern Power Systems, Inc.

and

ERIE RENEWABLES, INC.

dated as of

April 30, 2019

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of April 30, 2019, is entered into between Northern Power Systems, Inc., a Delaware corporation (”Seller” or “NPS”) and ERIE RENEWABLES, INC, a Michigan corporation (”Buyer” or “ERIE”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein) related to the Seller’s North American Service business (the “Business”) and to hire certain employees of Seller, effective as of the Closing (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets set forth below and on Section 1.01(a) of the disclosure schedules (”Disclosure Schedules”) attached hereto (collectively, the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (”Encumbrance”). This Agreement shall serve as the Bill of Sale with respect to the Purchased Assets.

(a) the Assigned Contracts (see Section 3.08); and

(b) inventory, tools and equipment.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the assets identified on Section 1.02 of the Disclosure Schedules (the “Excluded Assets”).

Section 1.03 Assumption of Liabilities. Subject to the terms and conditions set forth herein, Seller shall assign and Buyer shall assume and agree to pay, perform and discharge only the liabilities and obligations set forth on Section 1.03 of the Disclosure Schedules, but only to the extent that such liabilities and obligations relate to the Business (collectively, the “Assumed Liabilities”). For the sake of clarity, NPS and ERIE agree that all warranty work under the Assigned Contracts, known as of the date hereof shall be deemed to be an Assumed Liability. The Seller has provided a list of any known outstanding warranty work as of the date hereof under the Assigned Contracts and the Purchaser has agreed to complete such outstanding warranty work (covering labor, mobilization and T&L) within the Purchase Price on the basis that:

(a)	No more than 20 hours is required on each affected Turbine.

(b)	The parts are supplied free of charge by NPS; and

(c)	any further work in excess of 20 hours per turbine will be charged at US$65.00 per hour worked by each individual and additional parts not covered by subsection (b) above will be charged to the Seller at cost price for parts or if available from Seller’s then current inventory supplied to Purchaser free of charge.

Notwithstanding the forgoing, any future warranty claim under an Assigned Contract, if any, shall be the responsibility of NPS, provided however, (i) NPS shall not be liable for a future warranty claim unless the aggregate amount of the liability of NPS under all future warranty claims exceeds US$ 500. on a per turbine basis and, in the event that such sum is exceeded, NPS shall be liable for the total amount whether under a single future warranty claim or a series of future warranty claims; (ii) a future warranty claim shall be unenforceable unless written particulars thereof (giving details of the specific matter in respect of which such warranty claim is made and the estimated amount thereof, each as then known to ERIE) shall have been given to NPS by the date which is twelve months after the first anniversary of the Close; and any claim duly notified shall become and unenforceable at the end of two years from notification unless proceedings have been served on NPS; and (iii) the aggregate maximum liability of NPS under any future warranty claims whether a single claim or series of claims shall be capped at the amount of the Cash Payment (defined below).

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Without limiting the foregoing, Buyer shall not assume any liabilities or obligations with respect to the Business, except as specifically set forth on Section 1.03 of the Disclosure Schedule, otherwise arising from the operations of the Business. In no event shall Buyer be responsible for or have assumed any liability of Seller relating to any breach, default or violation by Seller on or prior to the Closing. Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, or otherwise, whether currently existing or hereinafter created and whether or not related to the Business or the Purchased Assets (“Excluded Liabilities”). Without limiting the foregoing, Assumed Liabilities shall not include any liabilities or obligations (i) relating to a breach or default by Seller under any Assigned Contract (as defined herein) prior to the Closing; (ii) all taxes, fees, levies, duties, tariffs and other governmental impositions or charges; (iii) under any environmental, health or safety laws or regulations; (iv) under or with respect to, any employee pension benefit plan, employee welfare benefit plan, or any other plan, program, policy, practice or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance award, equity or equity-based awards, fringe benefits, vacation pay, sickness, disability or death benefit plan, medical or life insurance plan or other employee benefits or remuneration of any kind; (v) with respect to any current or former employee, director, member, manager, stockholder, partner, agent or independent contractor of Seller, other than, for periods ending on or prior to the Closing, with respect to Transferred Employees; (vi) arising out of, or relating to, any conduct or alleged conduct of any employee or independent contractor of Seller, other than Transferred Employees for periods ending on or prior to the Closing; (vii) to Seller’s equity owners or their affiliates; (viii) with respect to any loans or guaranties of Seller; (viii) arising out of, or relating to, any litigation, investigation or other proceeding pending on the Closing Date (as defined herein) or commenced after the Closing Date to the extent arising out of, or relating to, any litigation, investigation or other proceeding pending on the Closing Date or commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of Seller or any event circumstance, condition, breach or default occurring on or prior to the Closing; (ix) arising out of, or resulting from, Seller’s compliance or noncompliance with any legal or regulatory requirement or governmental order; (x) relating to, or resulting from, the Seller’s Intellectual Property (as defined herein) to the extent arising on or prior to the Closing; (xi) based upon Seller’s acts or omissions occurring after the Closing; (xii) arising from the failure to send any notice, make any filing, obtain any consent or approval required to be sent, made, filed or obtained by Seller; or (xiii) that do not relate to the Business.

Section 1.04 Purchase Price and Monies after Close. The aggregate purchase price for the Purchased Assets shall be Two Hundred Thirty Thousand Dollars (US$230,000.00) (the “Purchase Price”).  The Buyer shall pay to NPS at the Closing (as defined herein) in cash the Purchase Price minus US$123,709.35 for accounts payable monies owed by NPS to Power Grid Partners, the parent to Buyer, as reflected on Schedule 1.04, the difference being $106,290.65 (the “Cash Payment”), as follows:  US$106,290.65 by wire to Comerica Bank pursuant to Comerica Bank’s wire instructions (See Schedule 1.04). The details with respect to wire instructions with respect to Section 1.04 are set forth on Exhibit A.

Any payments received by Seller after the Close relating to any of the Assigned Contracts shall be immediately delivered to Buyer. Payments received for services provided to projects, such as turbine installs and commissioning, in process where service work is sub contracted to Power Grid Partners or other third party providers are excluded and will be retained by Seller. For such projects, such as n Necker Island, Buyer or its affiliate PGP, and other 3rd party providers will be paid by Seller as per the agreed upon service rates.

Section 1.05 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with the purchase price allocation report prepared by an expert hired by Buyer. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation determined by the expert hired by Buyer.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.07 Employees and Employment. Effective as of the Closing, NPS shall terminate the employment of each of the employees listed on Schedule A and pay all amounts due such employees as of the Closing including salaries, benefits and severance, if any, owed to such employees at the time of termination. Buyer has or will offer employment to all of the employees of NPS set forth on Schedule A (the “Schedule A Employees”) for employment to be effective on the Closing (the employees of NPS who accept such employment and commence employment on the Closing, the “Transferred Employees”). The transaction and Closing contemplated hereunder are subject to and conditioned on the Schedule A Employees accepting Buyer’s offer of employment. Buyer shall be liable and hold NPS harmless for any claims relating to the employment of any Transferred Employee arising after the Closing to the extent not attributable to their employment prior to the Closing. In addition to the forgoing, following the Closing NPS shall make certain NPS employees, including NPS engineering staff available to Buyer on a contracted hourly basis at fair, reasonable market rates.

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CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”) The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Closing Deliverables.

(a)       At the Closing, Seller shall deliver to Buyer the following:

(i)	a license in the form of Exhibit B hereto (the “Intellectual Property License”) duly executed by Seller, whereby Seller grants to Buyer a non-exclusive, fully-paid and royalty-free, perpetual license to use the Intellectual Property to carry on the Business as it is and has been currently carried on prior to Closing. ;

(ii)	copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedules;

(iii)	such other customary instruments of transfer, assumption, filings or documents as Buyer has required to give effect to this Agreement.

(b)       At the Closing, Buyer shall deliver to Seller the following:

(i)	the Purchase Price by wire transfer of immediately available funds to the accounts designated in on Exhibit A;

(ii)	the Intellectual Property License duly executed by Buyer;

(iii)	copies of all consents and authorizations referred to in Section 4.02 of the Disclosure Schedules;

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

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Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, the Business or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. Seller owns and has good and valid title to the Purchased Assets, free and clear of Encumbrances.

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Section 3.04 Condition of Assets. The tangible personal property included in the Purchased Assets are in good condition and are adequate for the uses to which they are being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05 Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.

Section 3.06  [Left Blank Intentionally]

Section 3.07 Assigned Contracts. Section 3.07 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer and means all the customer service contracts entered into prior to Closing by Seller in connection with the Business with customers of the Business and which at Closing remain to be performed in whole or in part now or in the future (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.08 Permits. Section 3.08 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.09 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10 Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Business or the Purchased Assets.

Section 3.11 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (”Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12 Taxes. All Taxes due and owing by Seller with respect to the Business have been, or will be, timely paid. No waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller relating to the Business. All Tax returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax returns are, or will be, true, complete and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessment, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

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Section 3.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.14 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.15 Employees. Schedule A contains a true, correct and complete list of all employees of NPS for which ERIE has agreed to make offers of employment. None of the employees are subject to any collective bargaining, union or labor contract and all of the employees are at-will employees. NPS has complied with all applicable laws with respect to its employees, including under NPS’s employee benefit plans, and there are no pending or, to the knowledge of NPS, threatened claims against NPS or its employees or affiliates by any of the employees listed on Schedule A.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.01 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction (“Bulk Sales Laws”) that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

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Section 5.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 5.05 Confidentiality. From and after the Closing, Seller shall, and shall cause its affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its affiliates, or their respective Representatives, (b) is lawfully acquired by Seller or any of its affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its affiliates or their respective Representatives are compelled to disclose any information by governmental order or law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)       any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)       any Excluded Asset or Excluded Liability;

(d)       any liability or obligation arising from the parties waiver of compliance with the Bulk Sales Law; or

(e)       any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets or obligations of Seller or any of its affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any person who is not a party to this Agreement or an affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03 Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)       any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

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(c)       any Assumed Liability.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise agreed in writing by the parties.

Section 6.06 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07 Exclusive Remedies. Following the closing, the provisions of this Article VI shall be Buyer’s exclusive remedy for any and all claims relating to the subject matter of this Agreement or any of the other documents to be delivered hereunder, except for claims arising from intentional fraud, criminal activity or wilful misconduct by Seller and claims for specific performance or other equitable remedies.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Northern Power Systems, Inc. E-mail: wstlawrence@northernpower.com Attention: William St. Lawrence, Interim – CEO

If to Buyer:	ERIE RENEWABLES, INC. 8130 Buckingham Ave. Allen Park, MI 48101 Attention: John Fellhauer E-mail: jfellhauer@powerwind.us

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 7.11 Dispute Resolution. Prior to the initiation of any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (a “Dispute”), upon the written request of either party (a “Request”), the parties shall use commercially reasonable efforts in good faith to settle the Dispute amicably. If the Dispute is not resolved within sixty (60) days after written notice of the Dispute by one party to the other party, then all Disputes that remain unresolved shall be submitted to the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) and shall be finally settled under the Rules of Arbitration of the ICC by a panel of three arbitrators. Each party shall appoint one arbitrator, and the two arbitrators so appointed shall jointly appoint a third arbitrator. In the event of the failure by any party and/or failure by the two arbitrators appointed by the parties to appoint the third arbitrator within a period of thirty (30) days, such arbitrator(s) shall be appointed by the ICC. The place of arbitration shall be in Burlington, VT, and the language of such arbitration shall be English. Both parties shall bear equally the cost of the arbitration, unless otherwise determined by the arbitrators. All decisions of the arbitrators shall be final and binding upon both parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding this, application may be made to any court for a judicial acceptance of the award or order of enforcement. In the event of judicial acceptance or an order of enforcement, each party expressly waives all rights to object thereto.

Section 7.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Northern Power Systems, Inc.

By:
Name: William St. Lawrence
Title: Co-Interim CEO

ERIE RENEWABLES, INC.

By:
Name: John Fellhauer
Title: President

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EXHIBIT A

(Wire Instructions)

Wiring Instructions for Comerica Bank Funds ---- > US$106,290.65

Comerica Bank

2321 Rosecrans Avenue

El Segundo, CA 90245

ABA: 121137522

Swift Code: MNBDUS33

Loan Name:    Northern Power Systems

Attn:        Service Unit 8

Loan Number: 3215-34

General Ledger: 21585-90010

Attn:    Laura H. Alfaro

310-297-3018

EXHIBIT B

(License Agreement)

Schedule A

William Aldrighetti

Jeffrey Boisvert

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